1 KineMed, Inc. | 5980 Horton Street, Suite 470 | Emeryville, CA 94608 | T. 510.655.6525 KineMed, Inc. June 2014 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333 - 193236 June 9, 2014

2 Forward - Looking Statements This presentation contains forward - looking statements that involve risks, uncertainties, and assumptions . These forward - looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance and are based on assumptions that management believes are reasonable at the time they are made . All statements other than statements of historical fact are forward - looking statements, including : our estimates regarding our expenses, future revenues, anticipated capital requirements and our needs for additional financing ; statements with respect to our ability to develop biomarker tests ; our ability to pair therapeutics with our biomarker tests ; our ability to maintain and establish collaborations ; the implementation of our business model and strategic plans for our business and technology ; the scope of protection we establish and maintain for intellectual property rights covering our technology ; the timing or likelihood of regulatory filings and approvals ; developments relating to our competitors and our industry ; any projections of our ability to achieve milestones and the timing of such milestones under our collaboration agreements ; and our expectations regarding licensing, acquisitions and strategic operations ; and any statements of belief or intent . These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward - looking statements . If the risks or uncertainties inherent in these statements materialize or if any of the assumptions prove incorrect, the prospects of KineMed, Inc . could differ materially from the prospects expressed or implied by the forward - looking statements we make . In light of the risks and uncertainties inherent in all such projected operational matters, the inclusion of forward - looking statements in this presentation should not be regarded as a representation by KineMed, Inc . or any other person that the objectives or plans of KineMed, Inc . will be achieved or that any of the KineMed, Inc . ’s operating expectations will be realized . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements . Except as required by law, we are under no duty to update or revise any of the forward - looking statements, whether as a result of new information, future events or otherwise . All subsequent written and oral forward - looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this introduction . You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in the Registration Statement on Form S - 1 filed with the Securities and Exchange Commission on June 9 , 2014 to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements .

3 This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling 612 - 492 - 8800 or e - mailing prospectus@feltl . com . Free Writing Prospectus Statement

4 Initial Public Offering Summary Issuer Exchange / Ticker Shares Offered Price Range Use of Proceeds Book Running Manager Co - Managers KineMed, Inc. NASDAQ Global Market / KNMD 4,500,000 $6.50 - $7.50 • Advancement of Noscapine and 5A Peptide • To support 510(k) submissions of diagnostics • Development of CLIA - certified lab • General corporate purposes Feltl and Company MLV & Co., Laidlaw and Company (UK) Ltd.

5 KineMed • Our Business de - risking drug development and personalizing medical care, through a rate - based measurement platform that reveals the biology of disease • Founded 2001 in Emeryville, CA • $60M invested capital & $49M revenue • Novel technology; 80+ i ssued patents • 6000+ citations and references to our platform • Significant pharmaceutical, biotechnology and foundation partners

6 Rate - Based Measurement Platform Reveals Underlying Biology of Disease • Completely different type of measurement platform ‒ Rate - based, as compared to static snap - shots ‒ Tests capture the underlying biology of disease ‒ Reveal whether a disease is getting better or worse ‒ Predict clinical outcomes, before the patient experiences it • Better tests of disease biology are needed to de - risk drug development and personalize medical care ‒ But most measurements, outside of genetic markers in cancer, have not resulted in more informed decisions ‒ Genetic information gives you probabilities, not disease activity

7 Why Rate - Based Tests are Superior Example: Blood Test of Liver Fibrosis Disease Activity • Growing epidemic: >3 0M fatty liver patients in the U.S. • Tests needed: w ho is progressing to fibrosis? • Liver biopsies are invasive, risky, ~$2,000 – and only show changes late in disease • Our blood test of active liver collagen synthesis rate : ‒ Identifies fibrotic patients early, without a biopsy Gold standard tissue biopsy test Our blood test Plasma Lumican vs Liver Col1a1 (% new/day) Liver Col1a1 k (% new per day) P l a s m a L u m i c a n k ( % n e w p e r d a y ) 0.0 0.2 0.4 0.6 0.8 0 1 2 3 4 r 2 = 0.73

8 How We Do It: IP - protected mass spectrometry methods for measuring pathway flux rates Tracer incorporates into newly made molecules throughout the body; new, tagged molecules replace old molecules Animals or patients ingest small amount of stable tags such as heavy water (safe, non - toxic) Bio - molecules of interest isolated from blood, tissue, saliva or urine Mass spectrometry determines rates of synthesis or turnover of molecules – How “hot” is the pathway? Labeling 2 Extraction 3 Measurement 4 Ingestion 1

9 KineMed’s Platform allows us to pick new opportunities in medicine and drug development High priority diagnostic and therapeutic problems that face doctors and Pharma Medical need KineMed selects bi ology of disease opportunities and provides solutions: Fibrotic diseases (NASH) >30M patients blood marker of tissue fibrogenesis Frailty/sarcopenia/wellness >20M patients muscle mass and muscle anabolism Neurodegeneration: PD, ALS, AD ALS: Orphan Neuronal function (cargo transport) CLL, solid tumors Unmet need Mitotic rate: who’s disease will progress

10 Strategy to Capitalize on the Value of Our Technology Platform Pursuing applications in 3 commercial areas Rx • Collaborations with biopharmaceutical companies for more efficient drug development Tx • Advancing KineMed drug candidates through pairings with diagnostic tests Dx • Developing commercial tests for diagnosis and monitoring Rate - Based Measurements

11 Validation Rx Ongoing Collaborations/Relationships Completed Programs

12 Fatty Liver / NASH* Program Objectives • Rx (collaborations) ‒ Guiding clinical trial decisions for Pharma • Dx (tests) ‒ FDA - cleared blood tests of liver fibrosis and fat • Tx (therapeutics) ‒ Our in - house candidate for fatty liver / NASH, ApoA1 mimetic peptide (5A ) *Nonalcoholic steatohepatitis

13 Rx Over a 24 Month Period: • De - risked animal toxicity concerns in people ‒ FDA accepted our data of lower risk in humans to allow Phase 1 clinical trials • Tested ascending doses in Phase 1 trial ‒ FDA accepted our data of optimal dose to reduce by 50% in Phase 2 trials • Tested and confirmed a new secondary clinical indication for the targeted pathway ‒ Program started by Pharma partner Altering Clinical Trial Decisions for Pharma (Example of our proprietary test in fatty liver)

14 Blood Diagnostic Tests for Fatty Liver/NASH Our two tests: liver fat synthesis and fibrosis rates Dx • Our liver fibrosis rate test can identify NASH patients early, potentially increasing eligible patient population • Our liver fat synthesis and fibrosis rates tests respond much earlier than static markers, to monitor treatment • Plan: Partner on anti - fibrotic candidates in trials for NASH • FDA 510(K) clearance (2015) ‒ Market size: >30M fatty liver patients in U.S.

Dx

Patented Strategy for Biomarker Discovery

Blood Test for Liver Fibrosis

Kinemed

Dynamic Proteomic Analysis (US PTO #8,129,335) ⟷ **Virtual Kinetic Biopsy Diagnostic Test (US PTO #7,449,171)**

We screened liver tissue and blood for proteins whose synthesis rate correlated with liver collagen synthesis rate



Liver Protein % New per Day
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Collagen alpha-..
Histone H3.3
Collagen alpha-..
Histone H2B type..
Actin, aortic..
Putative beta-..
Ig gamma-1 chain..
C-1-..
Isocitrate..
60S ribosomal..
Pyruvate..
60 kDa heat shock..
Enoyl-CoA..
Selenium-binding..
Ribonuclease UK114
Tubulin alpha-1A..
Alpha-actinin-4
Long-chain-fatty-..
Glyoxylate..
Alpha-2-..
Superoxide..
Phosphatidylethan..
Annexin A5
Fatty acid-binding..
Keratin, type II..
Catalase



Lumican
1.0
0.8
0.6
0.4
0.2
0.0
Lumican
Sex hormone-binding...
Alpha-2-macroglobulin
Complement C1q...
Complement component C7
Fibrinogen beta chain
Hemopexin
Serotransferrin
Tetranectin
Fibrinogen alpha chain
Complement component C8...
Complement factor H
Ceruloplasmin
Vitronectin
Complement C1r sub...
Apolipoprotein A-IV
Insulin-like growth factor-bind...
Kallistatin
Plasminogen
N-acetylmuramoyl-L-alanine
Complement component C3...
Beta-2-glycoprotein 1
Fibronectin

15

16 De - Risking In - House Therapeutics with Our Tests Tx • We help navigate candidates through potential obstacles ‒ Trial design: Identify optimal dose, regimen; power calculations ‒ POC: Rapidly test human proof - of - concept through biomarker trials ‒ Indications : Identify new uses based on biologic actions in disease ‒ Companion diagnostic: Identify optimal patient subsets • T hese are the issues we solve for pharmaceutical companies every day Doing for ourselves what we do for others

17 5A: Our HDL - Mimetic Peptide Lead Indications: fatty liver and acute coronary syndrome • We developed a biomarker test of HDL functionality ‒ Removing cholesterol from tissues = HDL’s function • We won NIH rights to commercialize ApoA1 HDL - mimetics • Strong preclinical data ‒ Removes cholesterol from tissues, reduces heart disease ‒ Reduces liver fat: we believe there is a therapeutic opportunity to pair our tests • NIH Grant funding IND - enabling toxicity studies and manufacturing • Phase 1B/2A biomarker studies (30 patients; 4 week trial; low cost) ‒ Biomarker of i mproved HDL function (cholesterol removal) ‒ Biomarker of reduced liver fibrogenesis • D evelop or out - license after clinical proof - of - concept Increasing the efficiency of drug development Tx

18 Our Muscle and Health Division • Dr. W illiam Evans, President ‒ Was VP and Head of Muscle Metabolism DPU at GSK ‒ Mandate: develop drug and nutritional therapeutics paired with our tests, and high - volume diagnostic test collaborations • Market high volume Dx tests through partners ‒ Tests to monitor muscle mass, metabolism rate ‒ Screening of populations (government, foundations, NIH trials) ‒ Strategy: large - volume sales through partners • Collaborate to advance muscle therapeutics ‒ Develop, using with companion Dx test of muscle mass d and predictive tests of muscle anabolism Reduce Guessing in Health - Care Decisions

19 MRI Measurement of Muscle Mass KineMed Test Dx • >20M patients with low muscle mass, often undiagnosed • MRI test costs >$1,000; inconvenient; rarely used • Muscle is largest tissue in the body – but no lab test! • Non - invasive test of muscle mass could be a companion diagnostic Muscle Mass Diagnostic Test Urine test of muscle mass correlates with MRI

Rx

Our Programs & Revenues Have Transitioned

Muscle biomarker discovery program with GSK

	2013	2014 /2015*
• Revenues:	$1.3M	$9 – 14M

- Program structure:
  - Muscle: Stage 2 advancement ($2M booked)
    Stage 2 Biomarkers: Up to $5M
    Stage 3 Biomarkers: Up to $5M
  - Booked dollars or contractual milestones
  - Our rate-based tests have predicted classic static outcomes
  - We retain rights for our own Tx use and for Dx tests
  - Represents planned transition to our next Pharma programs

*Projected revenue based on successful achievement of program milestones.

20

21 Template for Biopharma Partnerships Fee - for - Service Transition GSK Next Up - Front None $4.4 M Tech Access Fee On - going Cost Plus Advancement Milestones Collaboration Support Milestones None At each Biomarker Stage of Development Royalties None None Part of Product Success Rx

22 Noscapine: Our In - House Neurobiology Lead Orphan Disease: Amyotrophic lateral sclerosis ( ALS) • We discovered an abnormal neuronal pathway rate in humans and animals with PD & ALS (cargo transport) • Screened microtubule modulators and discovered new therapeutic use for noscapine • Opportunity for Orphan Drug status in ALS • Plan IND application filing in H2 2014, for ALS • Phase 1B/2A ALS small and rapid biomarker studies ‒ 20 - 30 patients, 3 month trials, through 2015 • Develop or out - license after clinical POC ‒ Value of disease - modifying drug in Orphan Disease Animal data (J . Biol. Chem.) Human data (J Clin. Invest) Tx

23 CLL: Our Test Predicts Clinical Progression • Static/genetic tests do not adequately predict CLL progressors • Rate of tumor cell division (mitosis) is pathogenic in cancer: ‒ Drives mutations and evolution to aggressive disease ‒ But not measurable in people before our patented test Clinical progression in patients with high - turnover “hot” CLL cells Clinical progression in patients with low - turnover “cold” CLL cells Dx 120 pt., NCI, multicenter, prospective blinded study: 91% specificity for predicting lack of progression over 3 years

24 Protected by US and International Patents (Methods patents for rate - based measurements of disease biology) • Protein synthesis rates by heavy water; cell proliferation rates with stable isotopes* • Dynamics of the proteome* To measure and interrogate global proteome dynamics. • Diagnosis of disease processes in tissues through flux rate measurements from body fluids (virtual biopsy)* • Molecular flux rates for drug discovery and medical diagnostics* To discover drugs or diagnose disease using molecular flux rates through pathways as biomarkers. Not restricted to any particular method *Earliest expiration of material patents 2023 – 2024 (Among >80 issued; inventor M. Hellerstein, UC Berkeley)

Senior Management Team

David Fineman Chairman, CEO, Co-Founder	▪ Founded and led 1996 SuperGen IPO (NASDAQ: ASTX) ▪ Co-founder of Quark Pharmaceuticals, Inc.
Marc Hellerstein MD, PhD President, CSO, Co-Founder	▪ Professor, UC Berkeley and UC San Francisco Medical School ▪ Inventor, > 80 patents; scientific leader in metabolic control; > 250 pubs
William Evans PhD President, Muscle & Health Division	▪ Global Leader in Muscle Biology & Therapeutics; PhD Exercise Physiology ▪ Past GSK Head Muscle Metabolism DPU, Duke Professor of Medicine
Patrick Doyle Chief Business Officer	▪ Significant experience in global pharmaceutical corporate development ▪ PPD, Kareus Therapeutics, Syntaxin, Metabolex and Roche
Timothy Enns Investor & Media Relations Officer	▪ Significant biotech & pharma commercial and communications experience ▪ Astex Pharmaceuticals, Sequus, Trilex, MGI Pharma, Adria, Upjohn
Alexander Glass PhD Chief Operating Officer	▪ 30+ years of scientific academic and corporate leadership: PhD Physics ▪ Chromex Inc, KMS Fusion Inc, Lawrence Livermore National Laboratory
Matthew Loar Chief Financial Officer	▪ Acting CEO and CFO for Neurobiological Technologies, Inc. (NTI) ▪ CFO for NTI, Osteologix, Inc., Virolab, Inc, and Genelabs Technologies, Inc.
Scott Turner PhD EVP, Research & Development	▪ Scientific leadership at KineMed since 2003; PhD UC Berkeley ▪ 29+ papers in metabolic flux and isotopes, numerous NIH grants

25

Board of Directors

Kinemed

David Fineman CEO, Co-Founder Chairman	▪ Founded and led 1996 SuperGen IPO (NASDAQ: ASTX) ▪ Co-founder of Quark Pharmaceuticals, Inc.
Marc Hellerstein MD, PhD President, CSO, Co-Founder Board Member	▪ Professor, UC Berkeley and UC San Francisco Medical School ▪ Inventor, > 80 patents; scientific leader in metabolic control; > 250 pubs
Robert E. Curry PhD Vice Chairman, Lead Director	▪ 28 years of healthcare VC, >38 early stage investments; 15 Diagnostics ▪ President of Merrill Lynch VC; board of Genoptix, Inc. from 2002 - 2011
Charles Casamento MBA Director	▪ Principal at the Sage Group, 25+ years biotech leadership ▪ CEO Osteologix, Inc. and executive officer at Questcor Pharmaceuticals, RiboGene, Inc. and Indevus Pharmaceuticals
K. Peter Hirth PhD Director	▪ Decades of biotech & pharma discovery and development experience ▪ Former CEO, Plexxikon; President, Sugen, Inc.; VP, Boehringer Mannheim
James S.J. Manuso PhD Director	▪ Chair and CEO of Astex Pharmaceuticals (NASDAQ: ASTX) ▪ Significant biotechnology management and consulting experience
Hank Settle MBA, CPA Director	▪ 30+ years finance experience ▪ Ex-E&Y audit partner, public company CFO

26

Timetable


2015
2016
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
RX
Milestones
New Collaborations
Exclusivities
TX
IND Submission
Noscapine
5A Peptide
Human POC
Noscapine
5A Peptide
Development or Out-license
Noscapine
5A Peptide
DX
FDA 510 (k)
Muscle
Fibrosis
CLL
CLIA Laboratory
Lab Certification
Expanded Indications
Muscle
Fibrosis
CLL
Partnerships
Commercial Sales

27

28 Value Drivers/Milestones Over next 18 - 24 months • Rx: ‒ GSK milestones in muscle ‒ 1 - 2 additional milestone - or royalty - based drug development partnerships • Dx : ‒ FDA 510(k) clearances in muscle, liver, CLL ‒ Using our liver and muscle tests in FDA trials with leads • Tx: ‒ Phase 2 biomarker data with 5A in liver or heart ‒ Phase 2 biomarker data with noscapine in ALS ‒ In - license 1 - 2 new therapeutic agents (e.g., muscle ) to pair with our tests

29 Summary • Collaborations generate revenue (Rx), allowing us to develop diagnostic tests (Dx ), which identify therapeutic opportunities (Tx) • Platform allows us to select high - priority areas of medical need • Our rate measurements reveal changes early and predict outcomes • Our predictive platform de - risks and guides drug development • Our non - invasive measurements of tissue function are high - priority ‒ Tests of muscle address large markets of sarcopenia and wellness ‒ T ests of liver enable early diagnosis and treatment of NASH • Our disease modifying therapeutics represent potential breakthroughs ‒ ALS and fatty liver/NASH

30 Capital Structure Pre Post Common Stock 2,144,237 16,252,053 Preferred Stock 3 8,917,010 0 Warrants 1 690,806 0 Warrants/Options 2 1,950,138 1,950,138 13,702,191 18,202,191 1 Assumed to exer. upon IPO, avg exer. price of $2.51 2 Average exercise price of $3.37; as of March 31, 2014 3 As if converted Fully-Diluted Shares Outstanding* *Excludes 135,000 shares of common stock issuable upon the exercise of a warrant to be issued to the UW in connection with this offering, at an exercise price equal to 125% of the IPO price, and 222,333 shares issuable upon the exercise of stock options that will be granted at the time of the pricing of this offering with an exercise price that is equal to the IPO price under the 2014 Omnibus Incentive Plan.

31 KineMed, Inc. | 5980 Horton Street, Suite 470 | Emeryville, CA 94608 | T. 510.655.6525 KineMed, Inc. June 2014